Exhibit 10.4

Storgatan 23 C 114 55 Stockholm Sweden	info@neonode.com www.neonode.com www.linkedin.com/company/neon ode

EMPLOYMENT AGREEMENT

This employment agreement (the “Employment Agreement”) is entered into on this day between

Neonode Inc. a Delaware Corporation, Storgatan 23 C, 114 55 Stockholm (“Neonode”); and Urban Forssell, personal identity no. XXXXXX-XXXX, address XXX. (Employee)

1	EMPLOYMENT, TERM AND POSITION

1.1	The Employee is hereby employed as CEO (“Position”) at Neonode.

1.2	The employment shall commence latest on January 1, 2020 (“Commencement Date”). The employment shall last until further notice.

1.3	As from the Commencement Date, the Employee’s employment is governeq by the terms and conditions of this Employment Agreement between the parties. This Employment Agreement overrules and supersedes all previous agreements between the parties.

1.4	The Employee’s place of work is the Stockholm office or at such other locations in Sweden or abroad where Neonode conducts business from time to time. In order to safeguard Neonode’s interests in the best way, the Employee is expected to travel within as well as outside Sweden as an important part of the employee duties. No further reimbursement is paid for the performance of the duties in addition to what is set out in this Employment Agreement.

2	DUTIES AND RESPONSIBILITIES

2.1	The Employee shall during the employment diligently and faithfully perform such duties and responsibilities and exercise such powers as may from time to time be assigned to the Employee. The Employee is obligated to perform the Employee’s obligations in accordance with the Board and Management guidelines (attachment A) issued from time to time by Neonode’s Board of Directors.

2.2	For the purpose of this Employment Agreement, a company is considered to be an“affiliated company” if it is a legal entity that either directly or indirectly controls, or is controlled by, Neonode.

3	LOYALTY

This Employment Agreement is based on the mutual loyalty and trust between the parties. The Employee shall in all situations safeguard and promote Neonode’s and its affiliated companies’ interests as well as devote the entire Employee’s working hours to Neonode. Without the prior written approval of the management, the Employee may not engage, either directly or indirectly, in any other professional or commercial business, regardless of whether said business activity competes with Neonode’s business or not. The foregoing shall not, however, prevent the Employee from owning or investing in financial instruments listed on a Swedish or foreign stock exchange.

4	REMUNERATION AND OTHER BENEFITS

4.1	The Employee is entitled to a gross monthly salary amounting to SEK 175,000 per month. The salary is paid in accordance with Neonode’s prevalent payment routines. The gross monthly salary will be reviewed on an annual basis. Neonode is under no obligation to award an increased salary following a salary review. There shall be no review of the salary after notice has been given by either party to terminate the employment.

4.2	The parties acknowledge that the Position may require overtime work in relation to which no additional compensation will be paid. Overtime work has been taken into consideration, inter alia, when determining the salary level and other benefits according to this Employment Agreement.

4.3	In addition to the payments set out in Clauses 4.1 above, the Employee is entitled to receive a yearly bonus during 2019 and in each subsequent year up to a maximum of 50% of his total yearly salary based on his performance as CEO and the financial performance of Neonode.

4.4	The Employee is entitled to preventive health care allowance (Sw. friskvardsbidrag) in accordance with Neonode’s from time to time applicable health care allowance policy.

4.5	The Employee is not, in addition to what is stipulated in this Employment Agreement, entitled to any additional remuneration for the Employee’s duties.

5	PENSION AND INSURANCE

5.1	The Employee is entitled to pension and insurance benefits in accordance with Neonode’s policy as applicable from time to time. The Company will make a pension provision for the CEO of 25% of the monthly base salary.

In addition to Clause 5.1 above, Neonode undertakes to supply occupational group life insurance (Sw. Tjanstegrupplivforsakring), industrial (occupational) injury insurance (Sw. Trygghetsforsakring vid arbetsskada), disability pension insurance (Sw. Sjukpensionsforsakring) according to ITP and work travel insurance.

6	HOLIDAY

The Employee is entitled to thirty (30) days of paid holiday per annum. Holiday shall be taken after agreement with Neonode’s Chairman of the Board of Directors and in accordance with Neonode’s policies applicable from time to time. The calculation of holiday pay is made in accordance with the provisions under the Swedish Annual Leave Act (S w. Semesterlagen ( 1977:480)). The Employee is entitled to holiday in advance (Sw. f6rskottssemstet). Neonode is entitled to offset holiday pay made in advance against salary and accrued holiday pay at the termination of employment in accordance with the Swedish Annual Leave Act.

7	SICK PAY

In the event of sickness, the Employee shall be entitled to sick pay in accordance with Swedish statutory requirements, with the exception that the Company will compensate the employee for the difference between the compensation from the Swedish insurance system (“Forsakringskassan”) and 75% of the salary from day 15 up to day 90 after the sick leave occurred.

8	EXPENSES

The Employee shall, upon submission of appropriate receipts, receive reimbursement for reasonable and pre-approved out-of-pocket business expenses properly incurred by the Employee in connection with the Employee’s duties.

Neonode will also reimburse the Employee for any reasonable business travel expenses which the Employee incurs in connection with the Employee’s duties, subject to and in accordance with the from time to time applicable business travel policy (or equivalent), or, where applicable, in accordance with a specific agreement to be agreed upon by Neonode and the Employee. Reimbursement is subject to the Employee providing Neonode with appropriate receipts and/or invoices.

9	PERSONAL DATA AND IT SECURITY

9.1	The Employee confirms that Neonode has informed the Employee of the principles governing Neonode’s processing employees’ personal data in accordance with the Personal Data Act (1998:204) ( Sw. Persondatalagen, PUL) and that the Employee has given consent thereto.

9.2	The Employee undertakes to comply with Neonode’s, and its affiliated companies’, from time to time applicable policies regarding the use of Neonode’s (and its affiliated companies’) computers, e-mail system, Internet services and software programs. The Employee is aware that Neonode has full access to all files, e-mail correspondence and document handling systems as well as full access to all Internet usage which is stored in Neonode’s IT system.

10	INTELLECTUAL PROPERTY RIGHTS

10.1	Without any additional compensation, Neonode is the sole owner of all rights (and has the exclusive right of disposition to all rights), including but not limited to all intellectual property rights, to any results and material made, designed or produced by the Employee within the frame of the Employee’s employment. Accordingly, Neonode is entitled to modify and/or further develop any results, material or intellectual property rights as well as to transfer or license the rights to such results, material or intellectual property rights to third parties.

10.2	The Employee is obliged to and agrees to support and procure that Neonode, at any time during the employment or after its expiration, can fully profit from the rights relating to Clause 10.1 above. Accordingly, the Employee is, inter alia, obliged to prepare any documentation which Neonode, at its sole discretion, deems necessary or desirable in order to protect, register and/or maintain Neonode’s rights according to Clause 10.1 above, including but not limited, where necessary, to transfer (without the right to any additional compensation) any such rights to Neonode.

11	TERMINATION

11.1	The employment may be terminated with a six (6) months’ notice from the Employee’s side and with a twelve (12) months’ notice from Neonode’s side, during which time the employee are entitled to receive his monthly salary. The board have however the right to exempt the employee from his position during the termination period. Upon termination for cause, the employee shall not receive any severance.

11.2	The Employee acknowledges that the Employee’s obligations according to Clause 10 (Intellectual Property Rights) and 12 (Confidentiality) will continue to remain in force after the expiration of this Employment Agreement, regardless of the reasons for the expiration.

11.3	Upon termination of the employment or at any earlier point in time when the Employee leaves the Employee’s position, the Employee shall return any business material, reports, documents and other property (e.g. computer programs and software), including copies thereof (stored electronically or otherwise), which have been entrusted to the Employee or which have come into the Employee’s possession in connection with the employment. Such material is always Neonode’s property.

12	CONFIDENTIALITY

12.1	The Employee may not make use of, transfer or otherwise disclose to a third party, neither during the employment nor after its expiration, such information regarding Neonode or its affiliated companies or regarding Neonode’s or its affiliated companies’ businesses, that Neonode wishes to remain confidential.

12.2	For the purpose of this Clause 12, “information” is considered to be all information, including but not limited to information regarding products, materials, pricing, market and sales strategies, management and Neonode’s (or its affiliated companies’) customers and clients, regardless of whether the information is of technical, of commercial or of any other nature, and regardless of whether the information is documented in writing or otherwise.

12.3	The prohibition in Clause 12.1 shall not, however, apply where:

(a)	it is required by this Employment Agreement, by law or mandatory regulations that the information is disclosed, or

(b)	the parties have agreed in writing that the information could be disclosed to a third party, or

(c)	the information is publicly known and has come to public knowledge in any way other than by breach of the confidentiality undertakings in Clause 12.1 or any other breach of this Employment Agreement.

13	POST-TERMINATION RESTRICTIONS

13.1	In order to protect the confidential information of Neonode or of any affiliated company referred to above under Clause 12 to which the Employee has access as a result of the employment, the Employee covenants that the Employee shall neither directly or indirectly, without the prior written consent from the Chairman of the Board of Directors, for a period of twelve (12) months following the expiration of the employment:

(a)	actively solicit the services of or entice away from Neonode or from any of its affiliated companies or engage, whether on his own behalf or on behalf of others, any person who is or was an executive director or a senior manager of Neonode or of any of its affiliated companies at any time during the twelve month period immediately preceding the date on which the Employee’s employment with Neonode terminated; nor

(b)	actively to a competing business solicit the customer of or entice away from Neonode or from any of its affiliated companies the customer or business of any person who is or was a customer of Neonode or of any of its affiliated companies at any time during the twelve month period immediately preceding the date on which the Employee’s employment with Neonode terminated and with whom the Employee or one of his subordinates dealt with during the said twelve month period; nor

(c)	actively solicit employees of Neonode or any of its affiated companies at any time during the twelve month period immediately preceding the date on which the Employee’s employment with Neonode terminated.

13.2	In the event of termination of the employment, the Employee undertakes not to copy or use information regarding Neonode’s operations or otherwise utilise Neonode’s contacts and materials.

14	APPLICABLE LAW AND DISPUTE RESOLUTION

14.1	This Employment Agreement shall be governed by the substantive laws of Sweden.

15	AMENDMENTS AND MODIFICATIONS

This Employment Agreement may not be amended nor modified unless agreed upon in writing and signed by the parties.

This Agreement constitutes the entire agreement of the parties relating to the subject matter addressed in this Agreement. This Agreement supersedes all prior communications, contracts, or agreements between the parties with respect to the subject matter addressed in this Agreement, whether oral or written.

This Employment Agreement has been executed in duplicate and the parties have received one copy each.

Date: October 20, 2019	Date: October 20, 2019

/s/ Ulf Rosberg
Ulf Rosberg	Urban Forssell
Chairman of the Board of Directors
Neonode Inc